ZIM CORPORATION REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Ottawa, Canada – November 15, 2007 - ZIM Corporation (OTCBB: ZIMCF), a mobile content, Enterprise Database Software, and Internet TV service provider; today announced its financial results for its second quarter ended September 30, 2007. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the quarter ended September 30, 2007 was $446,686, a decrease from $580,913 for the quarter ended September 30, 2006. As previously announced, ZIM's decrease in revenue is primarily attributable to the decline in revenue from our SMS aggregation services caused by the continued saturation of the aggregation market.

Net loss for the quarter ended September 30, 2007 was $101,207, or a basic and diluted loss per share of $0.001. The net loss for the quarter ended September 30, 2006 was $369,991, or a basic and diluted loss per share of $0.004.

"Consistent with previous announcements, our decrease in revenues is attributed to the decrease in our SMS aggregation revenues. We have reduced operating expenses and continue to look for additional savings as we pursue opportunities related to our Internet TV, Mobile Content and Database platforms” said Dr. Michael Cowpland, President and CEO of ZIM.

ZIM had cash of $209,741 as at September 30, 2007 as compared to $578,883 for the period as at September 30, 2006 and $ 319,561 at June 30, 2007. As at September 30, 2007, ZIM also had an amount due to the chief executive officer, who is also a shareholder, of $49,740 with no amounts due to financial institutions.

About ZIM

ZIM is a mobile content, Enterprise Database Software and Internet TV service provider.  Through its global infrastructure, ZIM provides publishing and licensing services for market-leading mobile content and for Internet TV broadcasting.  Prior to entering the mobile industry, ZIM was solely a developer and provider of the Zim Integrated Development Environment software, which continues to be used by companies in the design, development, and management of information databases. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the success of ZIM’s mobile services and ZIM’s ability to enter the Internet TV market. All forward-looking statements made in this press release relating to expectations about future events or results are made as of, and are based upon information available to ZIM as of, the date hereof. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those described or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM’s limited operating history, ZIM’s history of operating losses and expected future operating losses, ZIM’s ability to obtain additional financing when needed, ZIM’s ability to continue as a going concern, ZIM’s reliance on wireless carriers to market and use its applications and services, possible fee increases by third party service providers, the potential loss of services of Dr. Michael Cowpland and other key personnel, rapid developments in technology, including developments by competitors, possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's ability to maintain current reporting under the Securities Exchange Act of 1934, and ZIM’s ability to successfully integrate any acquisition. Please refer to ZIM’s filings with the SEC for additional information regarding risks and uncertainties. Copies of these filings are available through the SEC's website at www.sec.gov. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law.

For more information contact:

investorrelations@zim.biz

ZIM Corporation